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                                                                    EXHIBIT 12.2

                                 AMRESCO, INC.

        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS




                                               Nine Months Ended
                                                 September 30,                       Year Ended December 31,
                                              -------------------      --------------------------------------------------
                                               1996         1995         1995         1994       1993       1992     1991
                                              -------     -------      -------      -------    -------     -----    -----
 Operating income before income taxes         $33,667     $19,972      $30,258      $35,686    $43,677
 Fixed charges:
   Interest expense                           20,894       2,771        6,921        1,768        754
   Amortization of debt issuance costs            584           -           15            -          -
                                              -------     -------      -------      -------    -------
 Operating income before income taxes
   and fixed charges                           55,145      22,743       37,194       37,454     44,431
 Total fixed charges                           21,478       2,771        6,936        1,768        754
 Total preferred stock dividends                    -           -            -            -          -
                                              -------     -------      -------      -------    -------
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                                2.6x        8.2x         5.4x        21.2x      58.9x       (1)      (1)
                                              =======     =======      =======      =======    =======     ======   ======



(1) The Company or its predecessors had no or nominal fixed charges in 1991 and 1992 and it was not meaningful, therefore, to calculate these ratios for the years ended December 31, 1991 and 1992.